Exhibit 99.1

NextPlat Announces 144% Increase in First Quarter 2022 Revenue as E-Commerce Demand Surges; Cash Balances Increase to Approximately $22M or $2.36 Per Share

Company Expands E-Commerce Footprint with Alibaba.com Storefront as Demand for Essential Communications Equipment and Airtime Services Drives Record Revenues

COCONUT GROVE, FL – May 16, 2022 – NextPlat Corp (NASDAQ: NXPL, NXPLW) (“NextPlat” or the “Company”), a global e-commerce provider, today announced financial results for the first quarter ended March 31, 2022.

Financial highlights of the quarter ended March 31, 2022 included:

●	Net sales for the first quarter reached a record of $3,577,778, an increase of over 144% from the $1,461,428 reported in the comparable period in 2021. Driving the sales increase was continued strong global demand for satellite-based connectivity and communications products and services, as well as increases in equipment rental fees and recurring revenue airtime services.
●	Continuing strong demand in the major markets in North America and Europe drove increased sales at the Company’s Global Telesat Communications Ltd. (“GTC”) unit in the U.K. by more than 156% and at the Company’s US unit, Orbital Satcom Corp. (“OSC”), by more than 119%.
●	During the quarter, the Company completed sales transactions with customers located in 108 countries including all 27 countries in the EU, all 50 US states, and many countries in Africa, Asia, the Middle East, and South America. The Company achieved several performance milestones including triple digit growth across several key markets, all-time high average transaction values, and record growth of 750% in direct non-ecommerce sales. Continued strong growth in global e-commerce sales has placed the Company in the top 1% of marketplace sellers on Amazon worldwide based on 2021 sales data (Source: Marketplace Pulse). The Company’s revenue from Amazon sales increased by 85% in the quarter versus the same period in 2021.
●	Gross profit margins for the quarter ended March 31, 2022 was approximately 22% versus approximately 29% reported in the same period ended March 31, 2020. The decrease in margins resulted from a significant increase in the cost of hardware, shipping, and freight costs due to supply chain disruption, and an increase in the value of orders from international resellers.
●	Net loss for the quarter ended March 31, 2022 was $850,083 compared to a net loss of $803,142 reported for the quarter ended March 31, 2021. The increased loss was primarily caused by increased public company overheads and staffing costs following the Company’s May 2021 Nasdaq listing, professional fees including legal and accounting services, and increased advertising and promotion costs.
●	The Company ended the quarter with approximately $21.9 million in cash, or approximately $2.36 per share. The increase in cash was the result of the proceeds from the $7.2 million private offering of common stock completed in January 2022.

“Record operating results in the first quarter of 2022 reflect a continuation of the strong global demand for satellite-based connectivity and tracking solutions, a trend that started early last year and remains well above expected levels. In the first quarter, NextPlat’s satcom e-commerce operations benefited from several factors including increased investments into inventories, a general easing of COVID restrictions in several geographies as well as the unprecedented demand for critical communications products in response to the situation unfolding in Ukraine,” said Charles M. Fernandez, Executive Chairman and CEO of NextPlat.

David Phipps, President of NextPlat and CEO of Global Operations, added, “We are pleased by the continued strong top-line performance across our e-commerce platforms in the first quarter considering significant ongoing supply chain issues, especially in international markets where demand for connectivity products and services rapidly grew in response to disruptions in Eastern Europe. In addition to our impressive top-line growth, throughout the quarter, our e-commerce business achieved multiple record-breaking monthly performance milestones, further demonstrating the inherent value in our global platforms thanks to their broad reach and diversification.”

Operational and organizational highlights of the quarter ended March 31, 2022, and recent developments included:

●	The Company raised approximately $7.2 million through a private placement of common stock in January 2022. Approximately 73% of funds raised were secured from existing shareholders including members of NextPlat’s senior management and Board of Directors including the Company’s CEO, Mr. Charles Fernandez who personally invested approximately 30% of the $7.2 million raised.
●	In January, the Company officially changed its name to NextPlat Corp, reflecting its new business strategy and vision embracing the future of e-commerce and commitment to serve as a growth platform for companies of all kinds. NextPlat intends to develop a next generation platform for digital assets built for web3 called NextPlat Digital. The goal of NextPlat Digital will be to facilitate the creation/minting, purchase, and sale of a broad range of non-fungible token (“NFT”) products, including, but not limited to, art, music, collectables, digital real estate, video games and game items. The Company anticipates that NextPlat Digital will be launched by the fourth quarter of 2022.
●	NextPlat named Rodney Barreto, an accomplished and recognized executive and business leader with over 35 years of experience in corporate and public affairs, real estate investment, development, and hospitality throughout South Florida to its Board of Directors. Mr. Barreto was a significant new investor in the Company’s recent $7.2 million private placement.
●	The Company expanded its catalog of satellite communications products through various global reseller, distribution and marketing agreements with leading satellite network operators and hardware manufacturers.
●	The Company completed its storefront and initial product listings on Alibaba.com, part of the Alibaba Group (NYSE:BABA; HKEX: 9988), under its Gold Supplier agreement announced last year. This storefront enables the Company to access Alibaba’s 26 million global active business partners serving customers in more than 190 countries in 19 languages who request more than 20,000 RFQ’s (“Request for Quote”) on a daily basis.
●	In April, the Company began utilization of its newly implemented global Enterprise Resource Planning system (“ERP”) designed to unify its business operations, including centralized inventory management of its e-commerce storefronts and marketplaces. The new ERP system will support the rapid rollout of additional marketplaces and product listings, enabling the Company to support a growing selection of satcom hardware as well as all other types of physical and digital goods and services.

Mr. Fernandez concluded, “NextPlat continues to demonstrate its ability to capitalize on the e-commerce opportunities for satellite communications products and services. Supported by a clean balance sheet with no debt and over $21 million in cash, we are now well on our way to building upon this solid foundation as we look to broaden our platform to include all forms of physical and digital assets and launch NextPlat Digital later this year.”

About NextPlat Corp

NextPlat is a global e-commerce platform company created to capitalize on multiple high-growth sectors and markets for physical and digital assets. The Company intends to collaborate with businesses, optimizing their ability to sell their goods online, domestically, and internationally, and enabling customers and partners to optimize their e-commerce presence and revenue. NextPlat currently operates an e-commerce communications services division through its Global Telesat Communications Ltd and Orbital Satcom Corp business units that offer voice, data, tracking, and IoT services to customers worldwide through multiple global storefronts.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to launch additional e-commerce capabilities for physical and digital assets, transact business in crypto currencies and its ability to grow and expand as intended, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating), including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for NextPlat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net